EXHIBIT 5.1

Richard L. Edmonson

Senior Vice President, General Counsel and Corporate Secretary

Syntroleum Corporation

4322 South 49 th West Avenue

Tulsa, Oklahoma 74107

May 22, 2006

Syntroleum Corporation

4322 South 49th West Avenue

Tulsa, Oklahoma 74107

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Syntroleum Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 750,000 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to the Syntroleum 401(k) Plan (the “Plan”), certain legal matters in connection with the Shares are being passed upon for you by me. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In my capacity as General Counsel of the Company, I have examined the Company’s Certificate of Incorporation and Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, I have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

I have assumed that all signatures on documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:

1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

2. Upon the issuance and sale of the Shares pursuant to the provisions of the Plan, such shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Richard L. Edmonson
Richard L. Edmonson
Senior Vice President, General Counsel and Corporate Secretary